EXHIBIT 10.1

TRANSITION AGREEMENT

This Transition Agreement ("Transition Agreement") is entered into as of October 11, 2011 by and between CHARTER COMMUNICATIONS, INC. (the “Company”) and MICHAEL J. LOVETT (the “Executive”).

WHEREAS, Executive and the Company (the “Parties”) previously entered into an employment agreement dated August 1, 2007, as amended and restated in the Amended and Restated Employment Agreement, dated February 1, 2010 (“Employment Agreement”); and

WHEREAS, Executive has indicated his desire to resign as chief executive officer and a director of the Company and the Parties desire to revise the terms and conditions of their relationship as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and Executive agree as follows:

1.           Separation from Employment.  Executive hereby submits his resignation from employment with the Company and as a director of the Company to be effective April 30, 2012, subject to potential earlier resignation from positions (but not employment) as provided in Section 2 (the “Separation Date”).  The Company hereby accepts such resignation.  Executive acknowledges that he is not resigning for Good Reason as defined in the Employment Agreement.  Executive agrees that he will not resign as of an earlier date without the consent of the Company.

2.           Transition Period.  From the date of execution of this Transition Agreement through the Separation Date, Executive will continue as President and Chief Executive Officer of the Company and continue to have the duties and responsibilities commensurate with that position as described in Section 3 of the Employment Agreement and will transition his duties and responsibilities to such person(s) as the Board may identify (the “Transition Period”).  The Company reserves the right to revise and or otherwise limit Executive’s positions, duties and responsibilities and where those duties are performed during the Transition Period.   Executive hereby resigns from any and all executive, director, officer or other positions with the Company or its affiliates, including (without limitation) his position as a director of the Company and his position on any Board committees upon the expiration of the Transition Period or on such earlier date as the Board may direct during the Transition Period.

3.           Compensation.  During the Transition Period:

(a)           Salary.  Executive shall continue to earn his current Annual Base Salary during his employment.

(b)           Benefits.  Except as provided herein, Executive shall continue to participate in such benefit programs as are generally made available to other senior executives.

(c)           Annual Bonus.  Provided Executive remains an employee through the date of payment thereof, Executive will  receive his 2011 Bonus, to the extent earned based on the targets relating thereto, with such bonus to be paid at the time annual bonuses of 2011 generally are paid to other senior employees of the Company.  Executive  acknowledges that he will not earn any 2012 Bonus.

(d)           Amounts Under Certain Plans.  The following will apply to Executive’s rights with respect to awards under the Company’s plans described below.  Executive will receive a $1,000,000 payment under the Company’s Cash Incentive Program, provided he continues to be employed by the Company through November 30, 2011, and Executive acknowledges and agrees that he will receive no further payments under such program.  With respect to unvested awards under the Company’s option plans, Executive will vest in those options that would otherwise vest while he remains an employee of the Company during the Transition Period.  With respect to Executive’s 2010 Restricted Stock Emergence grant, Executive will receive the 50,911 shares of Common Stock that are due to vest on November 30, 2011, provided Executive remains an employee of the Company through November 30, 2011, and the unvested remainder of such emergence grant of 50,911 shares of Common Stock will be forfeited.  Executive will also receive the payment of $172,985 of the performance cash grant that vests on March 18, 2012, provided Executive remains an employee of the Company through March 18, 2012.  All options, restricted stock awards  or other grants or awards with respect to equity, options, cash or option property that have not vested as of the termination of Executive’s employment shall be forfeited.

4.           Payments Upon Termination of Employment For Any Reason.  Upon the termination of Executive’s employment, regardless of the reason or date of termination, Executive shall be entitled to:

(a)	the payment of his Annual Base Salary through the date of such termination (to the extent not previously paid);

(b)	a lump sum payment in respect of accrued but unused vacation days at his per-business-day Annual Base Salary in effect as of the date of such termination; and

(c)	the reimbursement for all timely and appropriately submitted and approved business expenses reasonably incurred by him in accordance with Company policies.

5.           Termination Prior to the Expiration of the Transition Period.  Executive’s employment hereunder may be terminated prior to the expiration of the Transition Period by the Company or Executive without any breach of this Transition Agreement under the following circumstances:

                (a)           Death.  Executive’s employment hereunder shall automatically terminate upon Executive’s death.  Any payments due Executive upon termination due to death, will be paid to Executive’s designated beneficiary or trust, located at such address, as Executive may designate by notice to the

Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate.  Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act, in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(b)
Disability.  If Executive has incurred a Disability as that term is defined in  the Employment Agreement, the Company may give Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 14th day after delivery of such notice to Executive, provided that within the 14 days after such delivery, Executive shall not have returned to full-time performance of Executive’s duties.

(c)
Cause.  The Company may terminate Executive’s employment hereunder for Cause, as that term is defined in  the Employment Agreement, only for circumstances that occur during the Transition Period.  Such termination shall be effective immediately upon delivery of notice to Executive after complying with any procedural requirements set forth in Section 1 of the Employment Agreement.

(d)
Termination Without Cause; No Termination for Good Reason.  If the Company terminates Executive’s employment without Cause, as that term is defined in the Employment Agreement, Executive would be entitled to the payments and benefits so provided in the Employment Agreement (it being understood that only a complete termination of employment of Executive, and not any modification of Executive’s positions, duties or responsibilities, or where such duties are performed as contemplated by Section 2 or other change or action,  shall constitute such a termination without Cause). No termination of employment of Executive shall under any circumstances constitute a termination for Good Reason, as such term is defined in the Employment Agreement.

6.           Additional Amounts Relating to Termination of Employment.  Upon termination of Executive’s employment, the Company will pay Executive (in addition to compensation to which he is entitled to under Section 3) only such compensation, and shall be required to relinquish funds or rights, as applicable, as provided herein.

                                  (a)           Termination of Executive by Company for Cause.    If Executive is terminated for Cause,  as defined in the Employment Agreement, Executive shall remain obligated to repay the Retention Bonus on the terms provided in Section 7 of the Employment Agreement.  Executive

further acknowledges that if he is terminated for Cause, he will forgo any entitlement to any unpaid bonus or option, restricted stock or other awards, whether vested or unvested.

(b)
Termination due to Executive’s Death, Disability or Expiration of the Transition Period.  If Executive’s employment is terminated due to Executive’s death,  Disability, as defined in the Employment Agreement, or expiration of the Transition Period, Executive (or his estate) shall also be entitled to:

 (i) a lump sum payment (net after deduction of taxes and other required withholdings) equal to eighteen (18) times the monthly cost, at the Separation Date, for Executive to receive under COBRA, the paid health, dental and vision benefits now being provided for Executive and his family.  This amount will be paid to Executive (or, if applicable, his estate)within thirty (30) days after the Separation Date and will be grossed up for tax purposes at the time of payment (it being understood that Executive acknowledges that he must make an election under COBRA in order to have those health, vision and dental benefits to continue, and that he will pay any respective premiums as required by coverage;

(ii) payment of his 2011 Bonus in the amount it is earned as provided in Section 3; and

(iii) only in the case of a termination as the result of the expiration of the Transition Period, payments of an aggregate of $2,600,000, to be made in 39 equal bi-weekly installments at the same time as salary payments are normally paid to senior executives of the Company such payments to commence on the first such payday for Company senior executives that is at least six months and one day following the expiration of the Transition Period; provided, that Executive fully complies in the reasonable determination of the Company with Executive’s post-termination obligations hereunder, including (without limitation) his obligations described in Section 14.

Notwithstanding anything to the contrary herein, the Company will not be obligated to make any of the foregoing payments unless Executive or (in the case of his death) the representative of his estate has executed and delivered to the Company a supplemental release in the form attached hereto on or near the Separation Date and such supplemental release has become effective.  In addition, upon the effectiveness of such supplemental release, the Company will waive any rights it has to seek repayment pursuant to Section 7 of the Employment Agreement of any portion of the Retention Bonus previously paid to Executive.

7.           Released Parties.  The term "Released Parties" as used in this Transition Agreement includes:  (a) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.

8.           Release of All Claims.  Executive, and anyone claiming through Executive or on Executive’s behalf, hereby waives and releases the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that Executive now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Executive signs this Transition Agreement.  Without limiting the generality of the foregoing, the claims waived and released by Executive hereunder include, but are not limited to:

(a)           all claims arising out of or related in any way to Executive’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for any compensation payments, bonus, severance pay, equity, or any other compensation or benefit, and all claims to date arising under the Employment Agreement;

(b)           all claims that were or could have been asserted by Executive or on his behalf:  (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and

(c)           all claims that were or could have been asserted by Executive or on his behalf under:  (i) the Age Discrimination in Employment Act, as amended; or (ii) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time:  Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Missouri Human Rights Act, chapter 213 R.S. Mo.

Nothing in this Transition Agreement shall waive or release:  (a) any claim that cannot be waived or released by law; provided, however, that Executive is waiving his right to receive any monetary or other recovery should any agency pursue such claim on his behalf; (b) any claim to enforce this Transition Agreement; (c) any claim for any vested benefits to which Executive is otherwise entitled pursuant to the terms and conditions of any of applicable benefit plans;   (d) any claim for workers’ compensation or unemployment insurance benefits; or (e) any claim, if any, to indemnification under any applicable law, any Company by-laws, or any director and officer insurance, it being understood and agreed that this Transition Agreement does not create or expand upon any such rights (if any) to indemnification.

To the fullest extent permitted by law, Executive further promises never to file, prosecute or pursue any lawsuit based on a claim purportedly released by this Transition Agreement, or (absent court order) to assist others in filing or prosecuting similar claims against the Company or any Released Party.  Executive understands and agrees that nothing in this Transition Agreement precludes him from filing a charge of discrimination under applicable federal or state law, although he has personally released such claims with regard to matters and facts occurring prior to this date.  Executive specifically acknowledges and agrees that he is not entitled to severance or any other benefits under the Special One-Time Severance Plan or other severance plan or contract, or to any payments following termination of his employment under or by reason of the Employment Agreement, and that payments and benefits described in this Transition Agreement are in lieu of any severance or other benefits to which Executive may be entitled under such plan or any other policy, program, plan or agreement and satisfy and are in lieu of any payments to which Executive may be entitled under the Employment Agreement or any other such plan, policy, program or arrangement, and Executive specifically waives any rights he may have under that plan and any such agreement, if any.

9.           No Other Actions or Claims.  Executive represents and warrants that:  (a) Executive has not filed or initiated any legal or other proceedings against any of the Released Parties; (b) no such proceedings have been initiated against any of the Released Parties on Executive’s behalf; (c) Executive is the sole owner of the claims that are released in Section 8 above; (d) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (e) Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Transition Agreement.

10.           No Other Payments or Benefits.  Except as expressly provided in this Transition Agreement, Executive acknowledges and agrees that he is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from the Company or the other Released Parties, including without limitation any bonus, severance, equity or other payments or any amounts under the Employment Agreement.  In the event of any further proceedings whatsoever based upon any matter released herein, Executive hereby waives, and agrees that Executive shall not have and the Released Parties shall not be liable for, any further monetary or other recovery of any kind arising out of or related to any such matter, including without limitation any costs, expenses and attorneys' fees incurred by or on behalf of Executive.

11.           Other Agreements.  Except to the extent otherwise provided herein, Executive waives his rights to all compensation and benefits provided in the Employment Agreement, but acknowledges that he remains subject to and bound by all obligations he undertook in that Employment Agreement.

12.           Return of Property.  Executive will return to the Company on or prior to the termination of his employment with the Company all files, memoranda, documents, records (electronic or hard copy), credit cards, keys, all laptops and other computer equipment, blackberries and similar devices, cell phones, equipment, badges, keys and other access codes or cards, vehicles, Confidential Information (as defined in the Employment Agreement) and any other property of the Company then in his possession or control; provided that, Executive represents and warrants that he has not and will not, make any copies of Company files residing on his laptop computer or other equipment accessible to him.  If for some reason Executive does not have at least five days advance notice of a termination or pending termination of employment, Executive will make such return of property not more than five days after becoming aware of such termination or pending termination of employment,  Executive also will reveal to the Company at the Company’s request all access codes to any computer or other program or equipment.

13.           Cooperation.  During and following his employment with the Company, Executive shall cooperate fully with the Company and the other Released Parties in transitioning his responsibilities as requested by the Company, and shall cooperate fully in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving the Company or any of the other Released Parties and which in any way relate to or involve Executive’s employment with the Company.  Executive's obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as the Company and the other Released Parties may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to the Company and any of the other Released Parties any truthful papers reasonably requested by any of them.  Executive shall be reimbursed by the Company for reasonable out-of-pocket expenses that Executive incurs in rendering cooperation after his termination of employment pursuant to this Section 13.

14.           Confidential and Proprietary Information/Non-Competition and Non-Interference.  Executive explicitly reaffirms his obligations under and agrees to remain bound by and comply with Sections 16, 17 and 18 of the Employment Agreement and agrees that those provisions continue to apply to him, notwithstanding termination of employment, the reason for termination of employment, or any act, promise, decision, fact or conduct occurring prior to this date.  The “Restricted Period” for purposes of Section 18 of the Employment Agreement shall end (a) for (and solely for) purposes of Section 18(b)(i) and (ii) of the Employment Agreement on the second anniversary of the Separation Date and (b) for (and solely for) the purposes of Section 18(b)(iii) of the Employment Agreement on the first anniversary of the Separation Date.  In addition, Executive agrees that for the period commencing as of the date of this Transition Agreement and terminating on the second anniversary of Executive’s Separation Date, Executive agrees that he will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other person or entity other than the Company, solicit for employment, hire or otherwise retain for services, or authorize, assist or participate in any such solicitation, hiring or retention, as an employee, a consultant or otherwise,  any individual that is a direct report of Executive as of the date hereof, whether or not such individual is employed by the Company as of the date of such solicitation, hiring or retention, nor will Executive (i) discuss with any such individual his or her leaving the employ of the Company or engaging in a business activity in competition with the Company or (ii) otherwise interfere with the relationship between any such individual and the Company.  Executive agrees to notify any third party with whom Executive may become employed or retained to provide services or to enter into any business or contractual relationship with, of the restrictions hereunder and under Sections 16, 17 and 18 of the Employment Agreement prior to accepting such new employment.  The Company is also authorized to advise any third party with whom Executive may become employed or otherwise retained to provide services, or enter into any business or contractual relationship with, or whom Executive may contact for any such purpose, of the existence of this Transition Agreement and the Employment Agreement and their terms, and the Company shall not be liable for doing so.

15.           Remedies.  The Parties acknowledge and agree that a breach by a Party of any provision of this Transition Agreement will result in immediate and irreparable harm to the other Party (and, in the case of the Company, its affiliates) for which full damages cannot readily be calculated and for which damages are an inadequate remedy.  Accordingly, each Party agrees that the other Party (including, in the case of the Company, its affiliates) shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach (without posting a bond or other security), without limiting any other remedies that may be available to such Party.  In connection with any action or proceeding relating to the enforcement of this Agreement the prevailing Party (including, in the case of the Company, its affiliates) shall be entitled to recover against the other Party the reasonable costs and expenditures, including but not limited to reasonable attorneys' fees, incurred in connection with such action or proceeding.

16.           Withholding; Compliance with IRS Code Section 409A.  All amounts and benefits payable under this Transition Agreement shall be reduced by any and all required or authorized withholding and deductions.  It is intended that any amounts payable under this Transition Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Transition Agreement shall be interpreted and construed accordingly; provided, however, that the Company and the other Released Parties shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by Executive due to any failure to comply with Section 409A of the Code.  The timing of the payments or benefits provided herein may be modified to so comply with Section 409A of the Code.  All references in this Transition Agreement to Executive’s termination of employment and to termination on the Separation Date shall mean a separation from service within the meaning of Section 409A of the Code.  Each payment under this Transition Agreement as a result of the separation of Executive’s service shall be considered a separate payment for purposes of Section 409A of the Code.  Notwithstanding any other provision in this Transition Agreement, if on the date of Executive’s separation from service (as defined in Section 409A of the Code) (i) the Company is a publicly traded corporation and (ii) Executive is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Transition Agreement upon Executive’s separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Transition Agreement would be payable prior to the six (6) month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Transition Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year.  The right to reimbursement or to an in-kind benefit pursuant to this Transition Agreement shall not be subject to liquidation or exchange for any other benefit. The Company will not report any payments made to Executive hereunder as subject to the additional tax under Section 409A of the Code unless it concludes in good faith that such reporting is required and shall consult with Executive prior to making any such reporting.

17.           Nondisparagement.  The Company and Executive shall continue to comply with the provisions of Section 20 of the Employment Agreement relating to mutual nondisparagement, it being understood that nothing shall prohibit a Party from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law, including, but not limited to, assisting in an investigation or proceeding brought by governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission.

18.           No Admission.  Nothing in this Transition Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise.  The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.

19.           FCRA; Purchase and Sale of Company Securities, Indemnification.  The Parties explicitly reaffirm their respective obligations under Sections 21, 22 and 23 of the Employment Agreement.

20.           Taxes.  Executive acknowledges and agrees that Executive is solely responsible for all federal, state, local, and other taxes, interest, and penalties, if any, with respect to the payments made pursuant to this Transition Agreement.  Executive further agrees that  Executive shall indemnify, defend and hold harmless the Company and the other Released Parties for and against any and all claims and liabilities (including but not limited to any liability or expense for interest, penalties, and attorneys’ fees) incurred by the Company or any of the other Released Parties with respect to or arising out of any such payments, including, but not limited to, any liability relating to withholding or not withholding from such amounts or any portion thereof.

 21.           Entire Agreement, Amendment, Waiver and Headings/ Capitalized Terms.  This Transition Agreement and the related provisions of the Employment Agreement embody the entire agreement and understanding of the Parties with regard to the matters described herein and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written, between the Parties regarding such matters, provided that nothing in this Transition Agreement shall limit or release Executive from any other obligation regarding confidentiality, intellectual or other property, or post-employment competitive activities that Executive has or may have to the Company or any of its affiliates.  This Transition Agreement may be modified only in a written agreement signed by both Parties, and any Party's failure to enforce this Transition Agreement in the event of one or more events which violate this Transition Agreement shall not constitute a waiver of any right to enforce this Transition Agreement against subsequent violations.  The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Transition Agreement.  Capitalized terms not defined herein have the meaning ascribed to them in the Employment Agreement.

22.           Assignment.  This Transition Agreement is enforceable by the Company and its affiliates and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent or other affiliate of the Company or any person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any division thereof.  Executive may not assign any of his rights or obligations under this Transition Agreement.

23.           Governing Law.  This Transition Agreement shall be construed and interpreted in accordance with the internal laws of the State of Missouri, without regard to its choice of law rules.

24.           Arbitration.  The Parties incorporate by reference the Arbitration provisions of Section 32 of the Employment Agreement and intend it to fully apply to any dispute arising under this Transition Agreement.

25.           Severability.  Whenever possible, each provision of this Transition Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Transition Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Transition Agreement.

26.           Counterparts.  This Transition Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

27.           Notices.  Any written notice required by this Transition Agreement will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; or (b) the day after being sent via overnight courier.  In each case when such notice is properly address to the following address and with all postage and similar fees having been paid in advance:

If to the Company:                                Charter Communications, Inc.
                 Attn:  General Counsel
                    12405 Powerscourt Drive
                    St. Louis, MO 63131

If to Executive:                                Michael J. Lovett
                   _____________________
                   _____________________

with a copy to:  Arlen Brammer
                                                                            Arlen L. Brammer, P.C.

                                                                           5690 DTC Blvd., Suite 550E
                                                                           Greenwood Village, CO 80111

28.           ACKNOWLEDGMENTS.  EXECUTIVE ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT:   (a) EXECUTIVE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS TRANSITION AGREEMENT; (b) EXECUTIVE RELEASES AND WAIVES CLAIMS UNDER THIS TRANSITION AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH EXECUTIVE ALREADY IS ENTITLED; AND (c) EXECUTIVE HEREBY IS AND HAS BEEN ADVISED OF EXECUTIVE’S RIGHT TO HAVE EXECUTIVE’S ATTORNEY REVIEW THIS AGREEMENT (AT EXECUTIVE’S COST) BEFORE SIGNING IT.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

MICHAEL J. LOVETT                                                                CHARTER COMMUNICATIONS, INC.

/s/ Michael J. Lovett                                                                   By:  /s/ Robert E. Quicksilver

Date: October 11, 2011                                                               Title:  Executive Vice President and Chief Administrative Officer

       Date:  October 11, 2011

SUPPLEMENTAL RELEASE

CHARTER COMMUNICATIONS, INC. (the “Company”) and MICHAEL J. LOVETT ( “Executive”) hereby enter into this Supplemental Release ("Release") in accordance with the Transition Agreement between the Company and Executive dated as of [October ____, 2011] (the “Agreement”).  Capitalized terms not expressly defined in this Release shall have the meanings set forth in the Agreement:

1.           The Executive understands and agrees that the Executive’s execution of this Release within 21 days after (but not before) the Separation Date , without revocation thereof as provided therein, is among the conditions precedent to the Company’s obligation to provide any of the benefits set forth in Section 6 of the Transition Agreement.  The Company will provide such payments or benefits in accordance with the terms of the Agreement once the conditions set forth therein and in this Release have been met.  Executive acknowledges that he would not be entitled to payments and benefits set forth in Section 6 of the Transition Agreement absent the execution and effectiveness of this Release.

2.           The term "Released Parties" as used in this Release includes:  (a) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.

3.           Executive, and anyone claiming through Executive or on the Executive’s behalf, hereby waive and release the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that the Executive now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Executive signs this Release.  Without limiting the foregoing, the claims waived and released by the Executive hereunder include, but are not limited to:  (a) all claims arising out of or related in any way to the Executive’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for any compensation payments, bonus, severance pay, equity, or any other compensation or benefit, and all claims arising under Executive’s Employment Agreement with the Company dated February 1, 2010; (b) all claims that were or could have been asserted by Executive or on Executive’s behalf in any federal, state, or local court, commission, or agency, or under any contract, tort or other common law theory; and (c) all claims that were or could have been asserted by Executive or on his behalf under:  (i) the Age Discrimination in Employment Act; and (ii) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time:  Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Missouri Human Rights Act, chapter 213 R.S. Mo.

Nothing in this Release shall waive or release:  (a) any claim that cannot be waived or released by law; (b) any claim to enforce the Transition Agreement; (c) any claim for any vested benefits to which Executive is otherwise entitled pursuant to the terms and conditions of any of applicable benefit plans; (d) any claim for workers’ compensation or unemployment insurance benefits; or (e) any claim, if any, to indemnification under any applicable law, any Company by-laws, or any director and officer insurance, it being understood and agreed that this Release does not create or expand upon any such rights (if any) to indemnification.

4.           Executive confirms that the Executive has not filed any legal or other proceeding(s) against any of the Released Parties, is the sole owner of and has not transferred the claims released herein, and has the full right to grant the releases and agreements in this Release.  In the event of any further proceedings based upon any released matter, none of the Released Parties shall have any further monetary or other obligation of any kind to Executive.

5.           EXECUTIVE ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT:   (a)  EXECUTIVE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS RELEASE; (b) EXECUTIVE RELEASES AND WAIVES CLAIMS UNDER THIS RELEASE KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE ALREADY IS ENTITLED; (c) EXECUTIVE HEREBY IS AND HAS BEEN ADVISED OF EXECUTIVE’S RIGHT TO HAVE EXECUTIVE’S ATTORNEY REVIEW THIS RELEASE (AT THE EXECUTIVE’S COST) BEFORE SIGNING IT; (d) EXECUTIVE HAS TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS RELEASE; AND (e) WITHIN SEVEN (7) DAYS AFTER THE DATE ON WHICH EXECUTIVE SIGNS THIS RELEASE, THE EXECUTIVE MAY, AT THE EXECUTIVE’S SOLE OPTION, REVOKE THE RELEASE UPON WRITTEN NOTICE TO THE COMPANY’S GENERAL COUNSEL, AND THE RELEASE WILL NOT BECOME EFFECTIVE UNTIL THIS SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY REVOCATION BY EXECUTIVE (THE “EFFECTIVE DATE”).  IF EXECUTIVE REVOKES THIS RELEASE, IT SHALL BE NULL AND VOID, AND EXECUTIVE WILL NOT RECEIVE THE PAYMENTS OR BENEFITS UNDER SECTION 6 OF THE TRANSITION AGREEMENT.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

MICHAEL J. LOVETT                                                                CHARTER COMMUNICATIONS, INC.

_______________________________                                                                By:____________________________________

Date: __________________________                                                                Title: _________________________________

                                       Date:__________________________________